Exhibit 23(i)
CONSENT OF INDEPENDENT PETROLEUM
ENGINEERS AND GEOLOGISTS
     We hereby consent to the references to our firm, in the context in which they appear, and to our reserve estimates as of December 31, 2005 and December 31, 2004, included in the Annual Report on Form 10-KSB/A of American Oil & Gas Inc. for the fiscal year ended December 31, 2005. We also hereby consent to the incorporation by reference of the references to our firm, in the context in which they appear, to our reserve estimates as of December 31, 2005 and December 31, 2004, into American Oil & Gas Inc.’s previously filed Registration Statement on Form S-8 (No. 333-121941) and Registration Statements on Form S-3 (No. 333-128812, No. 333-120987 and No. 333-139648), in accordance with the requirements of the Securities Act of 1933, as amended.

/s/ Ryder Scott Company

Ryder Scott Company

Denver, Colorado
   March 30, 2007